Addiction Cure Therapeutic Sciences Inc

Addiction Cure Therapeutic Sciences Inc. (ACTS) is a biotech firm advancing first in class therapeutics aiming to treat and cure the devastating disease of drug and alcohol addiction.


IT'S TIM
O "ACT"

Invest

$99 minimum investment

DEADLINE: March 3, 2023

in 2 months

SHARE PRICE

$0.50

TOTAL RAISED

$29,677

VALUATION

$6,051,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

The Founders of Addiction Cure Therapeutic Sciences are on a mission to end the world's problem of addiction.

With abundant experience from a team of business professionals, doctors, scientists, researchers and addiction experts, combating and possibly curing the problem of addiction on multiple levels may be within reach.

ACT SCIENCES is a biotech firm advancing first in class therapeutics to potentially treat and cure the devastating disease of drug and alcohol addiction. Our mission is to discover life-changing treatments and cures that transform the lives of people struggling with drug and alcohol addiction. The company is planning to develop Rx products designed to potentially provide long-term benefit or a functional cure for addiction.

ACTS' scientists expect to receive the results of its pre-clinical testing on their first epigenetic compound, and are planning to test for target validation and dosage testing on 3 endocannabinoid compounds. ACTS is also pursuing a parallel path using compound drugs as a quicker-to-market strategy and test platform.

PROBLEM

ADDICTION IS EXPENSIVE

According to the NCDAS, National Center for Drug Addiction Statistics, the Federal Government alone spent $34 billion on Drug Control in 2020. Additionally, it was estimated that drug abuse and addiction cost American society more than $740 billion annually in lost workplace productivity, healthcare expenses, and crime-related costs.

ADDICTION AFFECTS EVERYONE

The following numbers represent the number of addicts and annual deaths just in the U.S. alone:

- Opioid Addiction – 11 Million – 50,000 Deaths Annually
- Alcohol Addiction – 14.5 Million - 88,000 Deaths Annually
- Heroin Addiction – 1.5 Million – 19,000 Deaths Annually
- Meth Addiction – 1.8 Million – 23,000 Deaths Annually

ADDICTION IS ACCELERATING

That's nearly 30 million addicts and over 180,000 deaths in the US per year – without taking into account deaths from smoking or fentanyl overdose. These numbers continue to grow and ACTS plans to reduce that number.


ACT SCIENCES
21 Million
Americans have at least one addiction. Only 10% receive treatment
65%
of current drug and alcohol treatment result in relapse.
INCREASE
in the number of alcohol and drug related deaths every year.
5%
of the market represents 1.05 Million patients
$288 Million
Billable insurance dollars representing potential annual revenue at an average of $275 per dose/treatment
CONFIDENTIAL / NOT FOR DISTRIBUTION
9

SOLUTION

ACTS testing is a different path to a cure...

EPIGENETICS

Vulnerability to addiction emerges through approximately equal parts (50/50) of genetic predisposition and environmental risk, strongly suggesting an important role for epigenetic mechanisms. There is a growing body of research that has established epigenetic memory as the facilitator of pathogenic addictive behaviors. In order for a behavior pattern to become fixed, epigenetic bookmarks are erased, re-arranged and re-written to support the new behavior. These epigenetic marks fix the pathogenic gene expression program and facilitate higher-order structural changes in the brain.

Nearly all current treatments for substance abuse target the signaling chemicals neurons use to communicate. ACTS is on a different path; ACTS scientists are exploring the underlying epigenetic causes. In our search of 240 active pharmaceutical programs in the addiction space, we found nearly all were focused on molecules that directly alter brain-signaling molecules like dopamine and opiate receptors.

Our scientists and others in the field believe that chasing the "dopamine train" is not an answer to a cure; looking elsewhere may help lead us to a cure sooner.



ENDOCANNABINOIDS

There is a critical need to develop treatment strategies that may mitigate the abuse-related effects of stimulants such as methamphetamine. A growing body of literature suggests cannabinoid type 2 (CB2) receptor agonists may be able to modulate the reward pathway, thereby decreasing the reinforcing effects of drugs of abuse.

Furthermore, these agents may also have utility for healing the brains of individuals suffering from stimulant use disorder, improving cognitive function, protecting the dopamine system, and reducing brain inflammation in the methamphetamine exposed individual. As such, we are in the process of conducting early proof of concept research to assess novel CB2 receptor agonists.



SUCCESS TO DATE

- Jack Levine, CEO, has written multiple books about addiction.
- Established Board of Advisors, most bringing 20+ years experience.
- Began creating an international social media presence.
- Began testing our first Epigenetic Compound.
- Starting initial target validation testing of Endocannabinoid Compound.
- In negotiation with the Academic Research Lab to conduct further testing.
- Began research collaboration with an FDA approved Compound Pharmacy Partner.

BUSINESS MODEL

ACTS envisions their main revenue stream as similar to other FDA approved prescription drug business models. We believe a physician will prescribe ACTS cure for addiction to their patient who will either pay for the prescription themselves, or through existing health insurance.

ACTS is seeking two quicker-to-market revenue streams; a possible compound drug version of the cure, and a nutraceutical line of supplements that help assist in the addiction withdrawal and recovery process.

"Marketdata estimates that the drug, alcohol and other addictions treatment industry will be worth $42 billion this year. Moderate but steady 5.2% annual growth in revenues is forecast through 2025, reaching $53 billion."

Market Research

PRESS

- **Yahoo!**
  Biotech Company Expects Preclinical Drug Results on Curing Addiction
- **FinanzNachrichten.de**
  Addiction Cure Therapeutic Sciences Inc: Biotech Company Expects Preclinical Drug Results on Curing Addiction

TEAM



Jack Levine

CEO/President

Author of multiple books on addiction. Speaker for over 20 years at conferences, treatment centers, corporations, churches/temples, colleges and numerous addiction communities. Extensive experience as a top-tier management executive in a variety of industries including advertising, television production, large-scale solar generation, publishing, specialty food distribution, and healthcare.



Mike Lambert

COO

A revenue generator, has 25 years in Sales, Marketing and Advertising (in Healthcare, BioSafety, Medical Education, National Retail, Pharma, and TV Syndication & Network Creation). Presently CMO of Private Equity Investment Group.



Alex Federation
Lead Scientist

PhD in Chemical Biology, Harvard 2015. Presently Founder of Talus Bio, previously Lead Bioinformatics Scientist & Pharma Alliance Manager at SEngine Performance Medicine, applying how cancer drugs work with complex cellular networks, how we can best use the drugs, and better develop new ones.



Rick Garcia
CMO

25 years of Broadcast TV Facility Ownership & Management and Presently VP Zimmerman/Omnicom Advertising.



Peggy Calhoun
Advisory Board Member

An Advanced Certified Fundraising Executive (ACFRE), Peggy enjoys over 35 years of advancing philanthropy, marketing and volunteerism. Includes overseeing a $60 million national campaign for the Diabetes Research Institute Foundation at the University of Miami School of Medicine.



Dr. Kevin Murnane
Advisory Board Member

Associate Professor of Pharmacology, Toxicology and Neuroscience; Associate Professor of Psychiatry; Director of Basic Science Research for Louisiana Addiction Research Center Bachelor of Science, Biology and Psychology – University of Georgia PhD, Neuroscience – Emory University.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Lab Compound Testing	$560,000	52.3%
Research and Development	$52,570	4.9%
Officer Salaries	$156,000	14.6%
G&A (rent, utilities, insurance payments, wages and salaries for administrative and other staff)	$90,000	8.4%
Social Media Director	$45,000	4.2%
Grant Writer	$60,000	5.6%
Marketing	$45,000	4.2%
Travel/Trade Shows	$9,000	0.8%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Addiction Cure Therapeutic Sciences Inc. This offering must raise at least $10,000 by March 3, 2023 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Addiction Cure Therapeutic Sciences Inc may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

14,242,000 shares
× $0.50 per share
$7,121,000 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on September 12, 2022
- Form C/A on September 12, 2022
- Form C/A on November 14, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Facebook

UPDATES

Nov 14, 2022 • Filed Form C/A

Sep 12, 2022 • Primary offering of 2,140,000 shares at $0.50

Sep 12, 2022 • Filed Form C/A

Sep 12, 2022 • Filed Form C

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